THIS FILING IS MADE PURSUANT TO RULE 424(B)(3) UNDER THE SECURITIES ACT OF 1933
                 IN CONNECTION WITH REGISTRATION NO. 333-31351

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED OCTOBER 10, 1997)

                        1,940,960 SHARES OF COMMON STOCK

                          FPA MEDICAL MANAGEMENT, INC.

     This Prospectus Supplement supplements information contained in that certain Prospectus dated October 10, 1997, as supplemented by Prospectus Supplement No. 1 dated November 17, 1997 (the Prospectus as supplemented, the "Prospectus") relating to the potential sale from time to time of up to 1,940,960 shares of FPA Common Stock by the Selling Stockholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following table supplements as of May 11, 1998 the information set forth in the Prospectus under the caption "Selling Stockholders" with respect to the Selling Stockholders and the respective number of shares of FPA Common Stock beneficially owned by each such Selling Stockholder.

                                                 SHARES
                                              BENEFICIALLY                      SHARES TO BE
                                              OWNED BEFORE                      BENEFICIALLY
                                                OFFERING                    OWNED AFTER OFFERING
                                           ------------------    SHARES     --------------------
                  NAME                     NUMBER     PERCENT    OFFERED     NUMBER     PERCENT
                  ----                     -------    -------    -------    --------    --------
Heidrich Family Trust                        2,242        *        2,242          --          --
Andrew K. Klatt                                668        *          668          --          --
Nausau Capital Funds, L.P.                  11,286        *       11,286          --          --
University of California                    21,161        *       21,161          --          --
Stanford University                            307        *          307          --          --
Edward R. McCracken                            153        *          153          --          --
Laurie Klatt                                   584        *          584          --          --
Sandhya Abee McCracken                         153        *          153          --          --

---------------
* Less than 1%.

             The date of this Prospectus Supplement is May 11, 1998